EXHIBIT 99.1

DIOMED ANNOUNCES RECORD FOURTH QUARTER AND FULL YEAR RESULTS
Company Delivers 19% Increase in EVLT® Sales

ANDOVER, MA, February 20, 2007 --- Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EVLT® laser treatment for varicose veins, today announced results for the fourth quarter and year ended December 31, 2006.

Significant accomplishments during 2006 and the fourth quarter included:

•	Record fourth quarter total revenue of $6.4 million, up 15% over fourth quarter of 2005;
•	Record fourth quarter EVLT® revenue, up 11% over the fourth quarter of 2005;
•	Record fourth quarter EVLT® disposable revenue, 32% over the fourth quarter of 2005;
•	Record full year revenues of $22.4 million, up 18% over 2005;
•	EVLT® installed base approaching 1,100 laser systems;
•	Nearly 90,000 EVLT® procedures successfully performed;
•	Close of $10 million preferred stock financing; and
•	Summary Judgment ruling that ‘777 patent is valid and enforceable, eliminating two of the defendants’ three defenses.

"We are very pleased with our full year accomplishments in the face of aggressive competition in our market place," commented James A. Wylie, CEO and President of Diomed Holdings, Inc. "Diomed delivered record revenue for the full year ended December 31, 2006, of $22.4 million, an increase of $3.3 million, or 18%, over the full year of 2005, while EVLT® sales increased a solid 19%. Most importantly, after more than three years of legal preparation, the stage is now set to drive our ‘777 patent infringement litigation strategy to a successful conclusion with the trial against the first two of the defendants scheduled to begin in less than three weeks.”

Gross profit for the fourth quarter of 2006 was $2.9 million, representing an increase of $144,000, or 5%, over the fourth quarter of 2005. Gross profit as a percentage of sales was 46%, a decrease of 4 percentage points against the fourth quarter of 2005, as a less favorable product mix and lower overhead absorption offset favorable pricing variances. The Company has targeted continued improvement in gross profit levels to the 60% level and higher, consistent with other proprietary medical device companies, as the EVLT® product line grows.

Selling and marketing expenses for the fourth quarter of 2006 were $2.9 million, an increase of $245,000, or 9%, over the fourth quarter of 2005. The increase resulted from an expansion of our sales force, higher sales commissions from the increased sales volume and increased marketing expenditures in support of our sales initiatives to drive the growing commercialization of EVLT®. For the year ended December 31, 2006, selling and marketing expenses were $11.4 million, an increase of $2.0 million, or 22%, over 2005.

General and administrative expenses for the fourth quarter of 2006 of $1.9 million decreased $468,000, or 20%, compared to the fourth quarter of 2005, and were flat sequentially. Total fourth quarter legal costs of $691,000 were in line with the third quarter of 2006, and decreased $415,000 from the fourth quarter of 2005, as a reduction in the continuing cost of our ‘777 patent litigation was partially offset by an increase in the cost of defending the VNUS litigation. For the year ended December 31, 2006, general and administrative expenses decreased 1% to $7.7 million, from 2005.

Loss from operations for the fourth quarter of 2006 of approximately $2.3 million decreased $385,000 from the fourth quarter of 2005, as gains from incremental revenue and decreased general and administrative costs offset increased selling and marketing costs. Loss from operations for the year ended December 31, 2006 was $10.6 million, compared with $9.8 million for 2005, and included $571,000 in SFAS 123R stock based compensation charges.

Net loss for the fourth quarter of 2006 of $2.6 million increased by $53,000, or 2%, from the fourth quarter of 2005. Net loss for the fourth quarter of 2006 includes $378,000 of non-cash interest expense, compared to $96,000 in the fourth quarter of 2005. The fourth quarter of 2005 also included a $158,000 non-operating gain for the decrease in the fair value of the warrant obligation entered into on September 30, 2005.

Net loss for the year ended December 31, 2006 of $10.3 million decreased $1.2 million, or 10%, compared with 2005, primarily as a result of a gain for the decrease in the fair value of the warrant obligation entered into on September 30, 2005 and decreased non-cash interest expense.

Net loss applicable to common stockholders for the fourth quarter of 2006 was $2.6 million, or $0.14 per share compared to $3.2 million, or $0.17 per share for the fourth quarter of 2005.

Net loss applicable to common stockholders for the year ended December 31, 2006 was $14.7 million, or $0.75 per share, compared to $12.9 million, or $0.67 per share, for 2005. Net loss applicable to common stockholders for the year ended 2006 includes a one-time, non-cash, non-operating beneficial conversion charge of $469,938, since the market price of the Company’s common stock of $1.20 exceeded the $1.15 effective conversion price of the immediately convertible preferred stock issued on September 29, 2006. The Company also recorded a one-time, non-cash, non-operating deemed dividend of $3.0 million on the exchange of the 2005 preferred stock for the 2006 preferred stock. In 2005, the Company recorded a non-cash, non-operating beneficial conversion charge of $1.2 million, and approximately $300,000 in dividends on preferred stock issued in 2005.

The Company ended 2006 with a cash and short term investment balance of $9.9 million, compared to a cash and short term investment balance of $13.1 million at the end of 2005. The cash balance includes approximately $9.0 million in net proceeds received from the 2006 preferred stock financing.

Conference Call Information

Diomed will hold a conference call to review its fourth quarter 2006 financial results on Tuesday, February 20, 2007, at 4:30 p.m. (Eastern Time) and will be hosted by James A. Wylie, Jr., President and Chief Executive Officer, and David B. Swank, Chief Financial Officer.

Interested parties may access the conference call by dialing 866.713.8395 (domestic) or 617.597.5309 (international), participant pass code 35876642. The call will also be available via web cast at www.diomedinc.com.

If you are unable to participate, an audio digital replay of the call will be available from Tuesday, February 20, 2007 6:30 p.m. Eastern Time, until Tuesday, February 27, 2007, 11:59 p.m. Eastern Time. The digital replay can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using pass code 28733422. A web archive will also be available during this time period at www.diomedinc.com.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed’s EVLT® laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT® procedure and the Company’s related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT® laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company’s website: www.evlt.com.

EVLT® is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our Annual Report on Form SEC 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 23 through 38 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Diomed Holdings, Inc.
Condensed Consolidated Statements of Operations
Three Months (unaudited) and Twelve Months Ended December 31, 2006 and 2005

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Revenues	$6,409,835	$5,560,631	$22,382,311	$19,048,751

Cost of revenues	3,492,554	2,787,824	12,279,041	10,112,951

Gross profit	2,917,281	2,772,807	10,103,270	8,935,800

Operating expenses:
Research and development	368,267	385,810	1,508,437	1,536,522
Selling and marketing	2,943,473	2,698,292	11,433,736	9,391,952
General and administrative	1,875,689	2,343,777	7,741,128	7,819,312

Total operating expenses	5,187,429	5,427,879	20,683,301	18,747,786

Loss from operations	(2,270,148)	(2,655,072)	(10,580,031)	(9,811,986)

Other (income) expense
Gain on fair value adjustment on warrant liability	-	(157,535)	(971,442)	(157,535)
Interest expense, non-cash	378,057	96,078	666,286	1,196,849
Interest expense, net and other (income)	(4,900)	(3,425)	(5,858)	586,337
Total other (income) expense, net	373,157	(64,882)	(311,014)	1,625,651

Net loss	(2,643,305)	(2,590,190)	(10,269,017)	(11,437,637)

Less preferred stock cash dividends	-	(150,000)	(447,353)	(150,000)
Less preferred stock non-cash dividends	-	(537,941)	(483,586)	(1,300,597)
Less beneficial conversion feature on
2006 preferred stock	-	-	(469,938)	-
Less deemed dividend on the exchange of
2005 preferred stock	-	-	(2,980,439)	-

Net loss applicable to common stockholders	$(2,643,305)	$(3,278,131)	$(14,650,333)	$(12,888,234)

Basic and diluted net loss per share applicable to common stockholders	$(0.14)	$(0.17)	$(0.75)	$(0.67)

Basic and diluted weighted average common shares outstanding	19,448,728	19,423,728	19,448,043	19,213,965

Diomed Holdings, Inc.
Condensed Consolidated Balance Sheets
As of December 31, 2006 and December 31, 2005

ASSETS	December 31, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$7,306,578	$9,562,087
Short term investments	2,626,880	3,566,454
Accounts receivable, net	3,144,056	2,824,717
Inventories	4,093,553	3,059,886
Prepaid expenses and other current assets	268,343	444,453

Total current assets	17,439,410	19,457,597

Property, plant and equipment, net	1,188,171	1,171,703
Intangible assets, net	4,006,927	4,302,915
Investment	1,000,000	500,000
Other assets	204,770	294,810

Total assets	$23,839,278	$25,727,025

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,970,443	$3,561,786
Accrued expenses	2,154,647	2,298,823
Current portion of deferred revenue	278,284	257,889
Bank loan	223,491	53,924
Current maturities of capital lease obligations	1,170	2,047
EVLT technology payable (zero face value at December 31, 2006 and $250,000 face value, net of $4,902 debt discount at December 31, 2005)	-	245,098
Warrant liability	-	1,898,213

Total current liabilities	5,628,035	8,317,780

Deferred revenue, net of current portion	110,044	144,428
Capital lease obligation, net of current maturities	2,340	4,094
Convertible notes payable ($3,712,000 face value, net of $2,671,285 debt discount at December 31, 2006 and $3,712,000 face value, net of $1,081,727 debt discount at December 31, 2005)	1,040,715	2,630,273

Total liabilities	6,781,134	11,096,575

Preferred Stock	-	7,819,658
Stockholders’ equity	17,058,144	6,810,792

Total liabilities, preferred stock and stockholders’ equity	$23,839,278	$25,727,025